Exhibit 16.1

NLA | DFK

NLA DFK ASSURANCE PAC

Chartered Accountants (Singapore) (Registration No. 201802889C)

黄李 DFK 会计师事务所

September 30, 2026

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, D.C. 20549

Re: FBS Global Limited

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated September 30, 2026, of FBS Global Limited ("the Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Respectfully submitted,

NLA DFK

143 Cecil Street #17-03 GB Building Singapore 069542
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